EXHIBIT 99.1

Contact:	EVC Group	RITA Medical Systems, Inc.
	Investors:	Stephen Pedroff, VP Marketing Communications
	Doug Sherk/Jennifer Beugelmans	510-771-0400
	dsherk@evcgroup.com	spedroff@ritamed.com
415-896-6820

Media:
Sheryl Seapy
sseapy@evcgroup.com
949-608-0841

RITA MEDICAL PROVIDES PRELIMINARY THIRD QUARTER FINANCIAL OUTLOOK

Company Expects To Generate Revenue of $11.1 to $11.3 Million
Net Loss Per Share Expected To Be Reduced to Between $0.00 and $0.02

FREMONT, CA, Oct. 11, 2005---RITA Medical Systems, Inc. (Nasdaq: RITA), a medical device company focused solely on cancer therapies, today provided a preliminary financial outlook for the third quarter ended September 30, 2005.

Revenue for the third quarter is expected to range from $11.1 million to $11.3 million, versus the Company’s most recent revenue guidance of between $12.0 and $12.3 million. Based upon this revenue estimate and expenses that the Company expects to be in-line with its most recent third quarter guidance, the Company expects to incur a net loss of between $0.00 and $0.02 per share, which is also in-line with the Company’s most recent guidance. Revenue results in this range would represent approximately 40% growth compared with revenue of $8.0 million reported for the third quarter of 2004.

As a result of the merger with Horizon Medical Products, Inc. that was completed on July 29, 2004, revenue for the third quarter of 2004 included Horizon’s sales results from July 29, 2004 through September 30, 2004 only. Including Horizon’s sales for the entire third quarter of 2004 would have resulted in pro-forma revenue of $9.3 million for the period. Compared with the 2004 third quarter pro-forma revenue of $9.3 million, the Company expects revenue for the third quarter of 2005 to grow between 19% and 22% to a range of $11.1 million to $11.3 million.

“Although we achieved third quarter domestic sales growth of approximately 19% compared with last year, sales were lower than expected due in part to the impact of Hurricane Katrina on our customers located in the southeastern U.S.,” said Joseph DeVivo, President and Chief Executive Officer. “As a result, we believe we lost several key third quarter sales. This dynamic coupled with the previously announced U.S. recall of our HABIB 4X product greatly distracted our sales organization during the last two weeks of the quarter, which has historically been our most important selling period during each quarter.

“Regarding HABIB™ 4X, we are pleased with the interest in our new product, which resulted in nearly $450,000 in U.S. orders during the first three weeks of shipping that began on August 29, 2005,” continued Mr. DeVivo. “On September 22, 2005, we halted U.S. shipments of HABIB 4X due to a manufacturing recall caused by packaging issues at our vendor. Due to this, we were unable to ship nearly $350,000 in U.S. orders during the third quarter. Based upon our review of the product packaging issue, we believe we will be able to resume shipments during the fourth quarter and we will have enough product to meet the expected demand. While we were disappointed in the sales interruption for HABIB 4X, we remain very pleased with its clinical performance, the market’s adoption of our technology and its potential for additional clinical applications outside of the liver. We continue to expect this product to be a significant component of our growth strategy in the coming quarters.

“Although we experienced several unanticipated challenges during the third quarter, we are estimating a reduced net loss of between $200,000 and $1.0 million, or between $0.00 and $0.02 per share,” continued Mr. DeVivo. “We believe the reduced net loss per share illustrates execution of our strategy to further leverage our cost structure, which we estimate will include depreciation and amortization expenses of approximately $900,000 and interest expense of approximately $200,000 for the third quarter. Based upon our ability to meet our internal target of resuming HABIB 4X shipments by mid-November 2005, we believe we will be able to achieve our goal of reaching profitability for the fourth quarter.”

Use of Non-GAAP Financial Measures
The Company uses, and this press release contains, a non-GAAP measure of sales for the third quarter of 2004. The Company uses a non-GAAP measure of sales for the third quarter of 2004 that includes the sales results of Horizon Medial Products, Inc. for the period from July 1, 2004 through July 28, 2004. Horizon’s sales results for this period are not included in the Company’s GAAP sales results for the third quarter of 2004 because its merger with Horizon was not completed until July 29, 2004. The Company uses this non-GAAP measure of sales, and is presenting it in this press release, because management believes it facilitates a more meaningful comparison with sales results for the quarter ended September 30, 2005.

Reconciliation of GAAP to non-GAAP Sales

Three Months Ended
September 30, 2004
GAAP Sales	$7,951
Sales of Horizon Medical Products for the period July 1, 2004 – July 28, 2004	1,355
Non-GAAP pro forma sales	$9,306

About RITA Medical Systems, Inc.
RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The product line also includes the HABIB 4X Resection device which coagulates a “surgical resection plane” and is designed to facilitate a fast dissection in order to minimize blood loss and blood transfusion during surgery. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

The statements in this news release related to the use of the Company's technology and the Company’s future financial and operating performance, including without limitation the Company’s final financial results for the quarter ended September 30, 2005, the timing of resumed shipment and sales of the HABIB 4X Resection device, physician adoption of the HABIB 4X Resection device, the performance of the HABIB 4X Resection device, the Company’s ability to achieve its sales revenue goals, the Company’s ability to achieve and sustain profitability and the rate of growth of the Company’s sales of specific product lines, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include but are not limited to: the Company’s material weaknesses in its internal control over financial reporting; the Company’s limited experience in manufacturing its products in substantial quantities; the Company’s historical and future operating results and profitability; the Company’s ability to realize all of the anticipated benefits of the merger with Horizon Medical Products, Inc.; market acceptance of the Company’s products; the Company’s dependence on international sales; competitive pressures; the ability of users of the Company’s products to receive reimbursement from third-party payors, governmental programs or private insurance plans; and general economic and political conditions. Information regarding these and other risks and uncertainties is included in the Company's filings with the Securities and Exchange Commission.